SCHEDULE 14A INFORMATION

       Proxy Statement to Section 14(a) of the Securities Exchange Act of 1934
                                   (Amendment No. )

         Filed by registrant /X/
         Filed by a party other than the registrant / /
         Check the appropriate box:
         / / Preliminary Proxy Statement
         / / Confidential, for Use of Commission Only (as permitted by Rule
             14a-6(e)(2))
         /X/ Definitive  Proxy  Statement
         / / Definitive  Additional Materials
         / / Soliciting  material  pursuant  to  ~240.14a-11(c) of ~240.14a-12
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                  (Name of Registrant as Specified in Its Charter)
                                    OEA, Inc.
--------------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
         /X/  $125  per   Exchange   Act  Rules   0-11(c)(1)(ii),   14a-6(i)(1),
  14a-6(i)(2) of Item 22(a)(2) of Schedule 14A.
         / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a- 6(i)(3).
         / / Fee computed on table below per  Exchange  Act Rules  14a-6(i)(4)
             and 0-11.
              1) Title of each class of securities to which transaction applies:
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              2) Aggregate number of securities to which transactions applies:
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              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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                  4) Proposed maximum aggregate value of transaction:
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                  5) Total fee paid: $125.00
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         / / Fee paid previously with preliminary materials.
         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identifying the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:
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         2) Form, Schedule or Registration Statement No.:
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         3) Filing Party:
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



                                     OEA, INC.
                                  P.O. BOX 100488
                              34501 East Quincy Avenue
                               Denver, Colorado 80250


To the Stockholders of                                         December 8, 1995
OEA, Inc.


     Notice is hereby given that the annual meeting of stockholders of OEA, INC. ("Company") will be held in the Management Briefing Center of First Interstate Bank of Denver, 17th and California Streets, Denver, Colorado, at 2:00 p.m. on Friday the 12th day of January 1996, for the following purposes:

              (a)     Electing a Board of Directors for the ensuing year;

              (b) Acting on management's proposal for the adoption of a Nonemployee Directors' Stock Option Plan; and

              (c) Transacting such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record as shown by the transfer books of the Company at the close of business on November 29, 1995, are entitled to notice of, and to vote at, such meeting.

     Stockholders, whether or not they expect to attend the meeting in person, are requested to date, sign, and return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. The proxy is revocable at any time prior to the exercise thereof.




                      By Order of the Board of Directors:




                      PAUL J. MARTIN
                      Secretary

                                   PROXY STATEMENT

                          Annual Meeting of Stockholders of

                                      OEA, INC.

                            to be held on January 12, 1996

                                 GENERAL INFORMATION

     The solicitation of the proxy enclosed is made by and on behalf of the Board of Directors ("Board") of OEA, INC. ("Company"), to be used at the annual meeting of holders of common stock, $0.10 par value, of the Company ("Common Stock") to be held in the Management Briefing Center of First Interstate Bank of Denver, 17th and California Streets, Denver, Colorado, at the hour of 2:00 p.m. on Friday the 12th day of January 1996, and at any adjournments thereof. This proxy statement and form of proxy are being mailed to stockholders on or about December 8, 1995.

     The purpose of the meeting is (i) to elect nine (9) directors for the ensuing year, (ii) to act on management's proposal for the adoption of an OEA, Inc. Nonemployee Directors' Stock Option Plan (the "Nonemployee Directors' Plan"), and (iii) to act upon such other matters as may properly come before the meeting.

     Management does not know of any matters to be brought before the meeting other than those stated in the Notice of Meeting. If any other matters should, however, properly be brought before the meeting, or any adjournments thereof, the enclosed proxy will be voted in accordance with the judgment of the proxies therein named.

                             PROXY SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mails, except that, if necessary, officers, directors and regular employees of the Company or its subsidiaries may make solicitations of proxies by telephone, facsimile or by personal calls; such persons will receive no special compensation for any solicitation activities. It is contemplated that brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for their charges and expenses in such cases.

                                  VOTING

     The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. A properly executed proxy marked "abstain," although counted for purposes of determining the number of shares represented and entitled to vote at the annual meeting, will not be voted. Shares represented by "broker non-votes" (i.e. shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the annual meeting, but will be deemed shares not entitled to vote and will not be included for purposes of determining the number of shares represented and entitled to vote at the annual meeting. Directors are elected by plurality vote of shares present at the meeting. The vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the annual meeting is necessary for approval of the Nonemployee Directors' Plan.

     All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares shall be voted FOR the election of the nine nominees for director. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by filing with the secretary of the Company written revocation of his or her proxy prior to the voting thereof, giving a duly executed proxy bearing a later date or voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in itself revoke his or her proxy.

     The Board has fixed the close of business on November 29, 1995, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The transfer books of the Company will not be closed. The mailing address and phone number of the Company's principal executive offices are P. O. Box 100488, Denver, Colorado, 80250, (303) 693-1248.

     The Company has authorized 50,000,000 shares of Common Stock, par value $0.10. On the record date there were 20,495,503 shares issued, outstanding, and eligible to vote. Shares represented by properly executed proxies will be voted at the meeting and at any adjournments thereof. Each share of stock will entitle the holder thereof to one vote on each matter presented at the meeting.

                                FINANCIAL STATEMENTS

     An annual report to stockholders, including financial statements for the fiscal year ended July 31, 1995, is enclosed with this proxy statement.

                                ELECTION OF DIRECTORS

     At the Annual Meeting nine (9) directors are to be elected, each of whom shall hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified. In the event of death or unforeseen contingencies rendering one or more of said persons unavailable for election, then such proxies will be voted to fill any vacancies so arising with such person or persons nominated by the management who has consented to serve if elected.

Information Concerning Nominees and Executive Officers (1)
              Name                              Position with Company
              ----                              ---------------------
Ahmed D. Kafadar............................Chairman of the Board and Chief
                                            Executive Officer
Charles B. Kafadar(5).......................President, Chief Operating Officer
                                            and Director
Ralph A. L. Bogan, Jr.(2)...................Director
James R. Burnett(3)(5)......................Director
Lewis W. Watson(2)..........................Director
Philip E. Johnson(4)........................Director
George S. Ansell(4)(5)......................Director
Robert J. Schultz(4)(5).....................Director
Erwin H. Billig.............................Director Nominee
---------------------------------
     (1)      The Company's executive officers serve at the will of the Board of
              Directors  (see  Employment   Agreements  under   Remuneration  of
              Officers and  Directors).  The two officers  named above and those
              under  Additional   Executive  Officers  are  the  only  executive
              officers of the Company and its subsidiaries.
     (2)      Member of Audit Committee.
     (3)      Member of Compensation Committee.
     (4)      Member of Corporate Responsibility Committee.
     (5)      Member of Board Committee.

     Ahmed D. Kafadar is Chairman of the Board of Directors and Chief Executive Officer of the Company, and has held such positions since 1957. Mr. Kafadar, 80, is the founder of the Company.
     Charles B. Kafadar has been a Director of the Company since 1977 and was elected President and Chief Operating Officer of the Company in 1985. Dr.

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



Kafadar, 50, is the son of Ahmed D. Kafadar.
     Ralph A. L. Bogan, Jr. has been a Director of the Company since 1969. Mr. Bogan, 73, was Chairman and Chief Executive Officer of National Security Bank, Chicago from 1982 until his retirement in 1991, and is now a financial consultant.
     James R. Burnett has been a Director of the Company since 1977. Dr. Burnett, 70, was Executive Vice President and Deputy General Manager, Space and Defense Sector, of TRW, Inc. (manufacturers of military electronics and space hardware) from 1987 until his retirement in 1991, and is now a consultant.
     Lewis W. Watson has been a Director of the Company since 1981. Mr. Watson, 54, has been President and Director of Intermountain Resources, Inc.(working in mining exploration) since 1981 and formerly was an Audit Partner with Peat, Marwick, Mitchell & Co., certified public accountants, through 1980.
     Philip E. Johnson has been a Director of the Company since 1986. Mr. Johnson, 48, is currently Chairman of the Board of Katy Industries, Inc. and a Director of Bennington, Johnson, Ruttum & Reeve, P.C., a Denver law firm.
     George S. Ansell has been a Director of the Company since 1993.
Dr. Ansell, 61, has been President of Colorado School of Mines (CSM) since 1984. He came to CSM after serving as Dean of the School of Engineering at Rensselaer Polytechnic Institute (RPI) in New York where he was a 24-year member of the RPI faculty. Dr. Ansell is also a Director of Cyprus Amax Minerals Company.
     Robert J. Schultz has been a Director of the Company since 1993. Mr. Schultz, 65, Vice Chairman of General Motors from August 1990 until his retirement in January 1993, was responsible for GM Hughes Electronics (defense and automotive electronics), Electronic Data Systems Corporation (information technology), and GM's Corporate Information Activity. Prior to this position, Mr. Schultz was Group Executive in charge of GM's former Chevrolet-Pontiac-GM of Canada group from 1984 through 1989. In 1989, he was elected an Executive Vice President of GM.
     Erwin H. Billig is a nominee for Director of the Company. Mr. Billig, 68, has been Vice Chairman of MascoTech, Inc. (tier one supplier of automotive systems to Ford, Chrysler, GM and European auto manufacturers) since 1993, Chairman of Titan Wheel International since 1993, and Vice Chairman of Delco Remy America since 1994. Prior to his current positions, Mr. Billig was Vice President of International Operations at MascoTech from 1977 to 1984 and President and Chief Operating Officer from 1984 to 1993.

Additional Executive Officers

     Paul J. Martin, 55, was elected Vice President/Treasurer of OEA, Inc. in August 1994 and Secretary in March 1995. Prior to this election, Mr. Martin served as Vice President/Treasurer of OEA Aerospace, Inc., a subsidiary of the Company, since 1979, Treasurer since 1974, Controller since 1968, and has been employed by OEA Aerospace, Inc. since 1967.
     Nuri Y. Olcer, 63, was elected Vice President, Engineering Mechanics, of the Company in 1985. Prior to this election, Dr. Olcer served as Manager, Engineering Mechanics, for twelve years and has been employed by the Company since 1968.
     Ben E. Paul, 67, was elected President of OEA Aerospace, Inc. in May 1995. Prior to this election, Mr. Paul was Vice President of OEA Aerospace, Inc. since June 1994 and Director, Technical Operations since July 1992. Mr. Paul was one of the original members of OEA. Prior to rejoining OEA, Mr. Paul was Manager, Advanced Technology at Scot, Inc. (manufacturer of aerospace propellant devices) from 1978 to 1992.

                       PROPOSED STOCK OPTION PLAN

     On November 3, 1995, the Board adopted, subject to stockholder approval, the OEA, Inc. 1996 Nonemployee Directors' Stock Option Plan (the "Plan"). The Plan is intended to replace the OEA, Inc. 1995 Nonemployee Directors' Stock Option Plan adopted by the Board in November 1994 and approved by the stockholders at the Company's 1995 annual meeting. If the Plan is approved by the stockholders at the 1996 annual meeting, the Board will terminate the 1995 Nonemployee Directors' Stock Option Plan.

     The Plan provides for awards of stock options to be made in respect of a maximum of 50,000 shares of Common Stock under the Plan, subject to adjustment of capital changes. Shares in respect to which grants are made may be either authorized but unissued shares of Common Stock or issued shares reacquired by and held in treasury, or both. Shares of Common Stock that are subject to options that expire, terminate or are annulled for any reason without having been exercised or are forfeited prior to becoming exercisable will return to the pool of such shares available for grant under the Plan. As of the date of this Proxy Statement, no options have been granted under the Plan.

     The Plan will be administered by the Board, a committee of the Board or other persons as may be appointed by the Board (the "Committee"). The Committee has the power and authority to administer the Plan, including the authority to interpret and construe the provisions of the Plan and options granted under the Plan. However, the Committee has no authority or discretion or power to select the persons to whom awards may be made or to determine the terms and conditions of each award.

     Under the Plan, directors who are not also employees of the Company are eligible to receive grants of options. The Plan provides that on the first business day after the date of the annual meeting of stockholders each nonemployee director then in office automatically and without further action on the part of the Board or the Committee will be granted stock options (the "Options") that do not qualify under Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") to purchase 625 shares of Common Stock. Upon their election or re-election, each of Drs. Burnett and Ansell and Messrs. Bogan, Watson, Johnson, Schultz, and Billig will be granted options to purchase 625 shares of Common Stock. The exercise price of an Option granted will be the fair market value of the Common Stock on the date the Option is granted. In general, fair market value is determined by reference to the closing price for the stock reported by the New York Stock Exchange on the relevant date.

     Each Option so granted will be exercisable for a period of five years after the date of grant. Options may be exercised (i) in cash, (ii) by cashier's check payable to the order of the Company, (iii) by delivery of certificates representing whole shares of Common Stock already owned by the option holder, the fair market value of which equals at least the exercise price of the Common Stock to be purchased pursuant to the Option, or (iv) any combination of the foregoing methods of payment.

     If a director's term as a director is terminated for cause (defined as an act of fraud or dishonesty, moral turpitude or any act or failure to act that shall have been determined by at least two-thirds of the members of the Board then in office (other than such director) to be in derogation of the director's duties), any Option held by such director shall be void. If a director's term as a director is terminated for any reason other than death, disability or cause, the Option may be exercised by the option holder (to the extent exercisable) within three months following the date of such termination.

     Each outstanding Option becomes immediately exercisable upon the occurrence of any of the following change of control transactions: (i) any person or group (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) other than a trustee or fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than one-third of the then outstanding voting stock of the Company; or (ii) at any time during any period of three consecutive years individuals who at the beginning of such period constitute the Board of Directors (any new director whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election and nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) the stockholders of the

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



Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of their surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan to complete liquidation of the Company or an agreement for the sale or disposition by the Company of all of or substantially all of the Company's assets.

     In the event of a stock dividend or any other distribution upon the Common Stock payable in Common Stock or through stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Common Stock, then the following will be adjusted so as to preserve the value of such Option: (i) the number and kind of shares subject to outstanding awards,
(ii) the number and kind of shares which thereafter may be subject to the benefits contemplated by the Plan, and (iii) the purchase or exercise price with respect to the foregoing.

     No right or interest of any option holder in an Option may be assigned or transferred during a lifetime of the option holder either voluntarily or involuntarily or be subjected to a lien directly or indirectly by operation of law or otherwise, including execution, levy, garnishment, attachment or pledge of bankruptcy, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

     The Board may terminate or amend the Plan at any time, provided however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy applicable statutory or regulatory requirements or if the Company, on the advice of counsel, determines that stockholder approval otherwise is necessary or desirable, and provided further that no amendment, modification or termination of the Plan shall in any manner adversely affect any outstanding Option without the consent of the option holder.

     Certain Federal Income Tax Consequences. The following summary generally describes the principal federal (but not state and local) income tax consequences of the Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular director or to the Company. The provisions of the Code and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

     In general, the grant of an Option will not result in taxable income to the option holder or a deduction to the Company for federal income tax purposes. Upon exercise of an Option, the Company will be entitled, for federal income tax purposes, to a tax deduction and the option holder will recognize ordinary income. The amount of such deduction and income generally will equal the amount by which the fair market value of the shares acquired on the date the Option is exercised exceeds the Option exercise price if the Common Stock is transferable and not subject to a substantial risk of forfeiture at such time. In general, the Common Stock received on exercise of an Option will be transferable and will not be subject to a substantial risk of forfeiture. However, if the sale of the Common Stock acquired upon exercise of an Option would subject the option holder to liability under Section 16(b) of the Exchange Act, which requires certain "insiders" to pay to the Company any profits received upon certain sales of the Common Stock, the option holder will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction) equal to the amount by which the fair market value of the shares acquired exceeds the Option exercise price for the shares on the earlier of (i) the date that the option holder is no longer subject to liability under Section 16(b) of the Exchange Act or (ii) six months after the date the Option is exercised. An option holder subject to liability under Section 16(b) of Exchange Act may, however, recognize ordinary

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income (and the Company will be entitled to a corresponding tax deduction) at the time the Option is exercised if the option holder  makes an election  under
Section 83(b) of the Code.

     If an Option is exercised through the use of Common Stock previously owned by the option holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise.

     Any difference between the basis of the Common Stock acquired through the exercise of an Option (the option exercise price plus the ordinary income recognized) and the amount realized upon a subsequent sale of such shares will be treated as a short-term or long-term capital gain or loss, depending on the length of the period such shares are held prior to sale.

     The closing price of the Common Stock on November 29, 1995, was $27.00.


                 REMUNERATION OF OFFICERS AND DIRECTORS

Executive Compensation
     The following Summary Compensation Table sets forth a summary of the compensation paid by the Company during the last three fiscal years ended July 31, 1993, 1994 and 1995, to its Chief Executive Officer, the four other most highly compensated executive officers and a retired officer (the "named executive officers") during the fiscal year ended July 31, 1995.

                           Summary Compensation Table

                                             Annual Compensation                           Long-Term Compensation
                                             -------------------                           ----------------------
                                                                                         Awards          Payouts
                                                                                         ------          -------
                                                              Other Annual      Restricted                 LTIP        All Other
Name and                                   Salary    Bonus    Compensation         Stock        Options   Payouts    Compensation
Principal Position                 Year    ($)(1)   ($)(2)       ($)(3)         Award(s)($)       (#)       ($)         ($) (4)
------------------                 ----    ------   ------    ------------      -----------     -------   -------    ------------
Ahmed D. Kafadar                   1995    442,000   72,000        --                --             --      --            9,223
  Chairman of the Board            1994    410,463   69,000        --                --          3,334      --           14,423
  and Chief Executive              1993    346,626   50,000        --                --          4,000      --           13,446
  Officer

Charles B. Kafadar                 1995    350,002   63,000        --                --             --      --            8,703
  President and Chief              1994    324,778   57,000        --                --          3,000      --           13,869
  Operating Officer                1993    274,171   41,400        --                --          3,000      --           12,928

Paul J. Martin                     1995    155,779   30,000        --                --             --      --            8,977
  Vice President/                  1994    127,273   25,000        --                --          1,000      --            7,945
  Treasurer and Chief              1993    108,552   10,800        --                --          1,250      --            5,981
  Financial Officer

Nuri Y. Olcer                      1995    138,008    5,000        --                --             --      --            8,397
  Vice President,                  1994    130,906    5,000        --                --            500      --            8,445
  Engineering Mechanics            1993    119,770    7,000        --                --          1,250      --            7,060

Ben E. Paul                        1995    163,982   30,000        --                --             --      --            8,293
  President of OEA                 1994    132,710   10,000        --                --          1,000      --            7,798
  Aerospace, Inc.                  1993    115,862    7,500        --                --             --      --            7,719

G. Ben Huber (5)                   1995    256,119   25,000        --                --             --      --            9,141
                                   1994    240,194   39,000        --                --          2,000      --           13,746
                                   1993    207,856   30,800        --                --          2,000      --           10,858

(1) Amounts shown include compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2) Represents amounts accrued for executive officers pursuant to the Company's Incentive Compensation Plan.
(3) Other annual compensation provided during 1995, 1994, and 1993 did not exceed disclosure thresholds established by the Securities and Exchange Commission.
(4) Amounts include the Company's contribution to the Company's Profit Sharing Plan and Pension Plan.
(5) Ben Huber retired as President of OEA Aerospace, Inc. on May 12, 1995, and remains as a consultant.

Incentive Compensation
         The Board has, in each of the past several years, authorized payments of incentive compensation (bonus) to employees of the Company, in an aggregate amount to be allocated and distributed at the discretion of the Chairman and President. Sums shown above under "Bonus" include the incentive compensation accrued to the named officers and expensed for financial reporting purposes in fiscal years 1995, 1994 and 1993.

Directors' Compensation
         The Directors of the Company who are employed by it or its subsidiaries were not additionally compensated for their services as Directors during fiscal year 1995. Directors not employed by the Company or its subsidiaries received a base compensation of $7,500 per annum, additional compensation of $2,900 for each board meeting attended, $2,500 for each committee meeting attended on days the Board of Directors did not meet and $2,300 for each committee meeting on days that the Board of Directors met. Directors utilized for consulting purposes received $2,500 per day for their services. Beginning in November 1995, Directors not employed by the Company or its subsidiaries will receive a base compensation of $9,000 per annum, committee chairmen will receive an additional base compensation of $1,000 per annum, additional compensation of $2,900 for each board meeting attended, $2,500 for each committee meeting attended on the days the Board of Directors does not meet and $2,300 for each committee meeting attended on days the Board of Directors meet. Directors utilized for consulting purposes will receive $2,500 per day for their services.

Profit Sharing Plan
         Effective August 1, 1994, the Company and its wholly-owned subsidiary (OEA Aerospace, Inc.) merged their two profit sharing plans into a single plan, with salary reduction provisions permitted by Section 401(k) of the Internal Revenue Code of 1986, as amended, covering all of their employees. Each fiscal year, the Board of Directors of each Company determine the amount of its contribution to its plan up to 10% of the total compensation of all participants for such fiscal year. These contributions are allocated to the accounts of the participants based on a formula which takes into account the compensation and length of service of each participant. Vesting occurs at the rate of 20% at the end of two Years of Service, as defined in the plan, and 20% for each Year of Service thereafter, with full vesting at the end of six Years of Service. Upon normal retirement, death, disability or termination of employment, a participant's account balance is payable, at the administrative committee's option, either in a lump sum or in periodic payments over a period not to exceed ten years. The compensation column headed "All Other Compensation" includes the listed officers' benefits under the applicable profit sharing plan which were accrued during fiscal years 1995, 1994 and 1993.

Pension Plan
         Effective August 1, 1994, the Company and its wholly-owned subsidiary (OEA Aerospace, Inc.) merged their two pension plans into a single plan covering all of their employees. Each fiscal year the Company and its subsidiary contribute an amount equal to 5% of the aggregate compensation of all participants in the plan for such fiscal year. Vesting occurs at the rate of 20% at the end of two Years of Service, as defined in the plan, and 20% for each

Year of Service thereafter, with full vesting at the end of six Years of Service. Upon normal retirement, death, disability or termination of employment, a participant's account balance is payable in the form of a joint and survivor amount if the participant is married, provided, however, if the participant is not married, or if the participant and his or her spouse so elect, the account balance may be paid in a lump sum or, with the administrative committee's permission, in periodic payments over a period not to exceed ten years. The Compensation column headed "All Other Compensation" includes the listed officers' benefits under the applicable pension plan which were accrued during fiscal years 1995, 1994 and 1993.

Employment Agreements
         The Company has entered into an employment agreement with Ahmed D. Kafadar dated May 5, 1989, providing for his full time, active service as Chairman of the Board of Directors and Chief Executive Officer for an indefinite term. Mr. Kafadar's employment is terminable at any time at his election, or by the Company for any reason. The agreement provides for payments upon termination, pursuant to a formula based on his compensation for the three years prior to his termination, to Mr. Kafadar during his lifetime and to his surviving spouse for up to 15 years following his death. If Mr. Kafadar had terminated his employment as of July 31, 1995, payments calculated in accordance with the agreement would have approximated $154,800 per year for Mr. Kafadar, or $92,900 per year for his surviving spouse.

         The Company has entered into an employment agreement with Charles B. Kafadar dated March 15, 1990, providing for his full time, active service as President and Chief Operating Officer for an indefinite term. Dr. Kafadar's employment is terminable at his election after age 65 and 33 years of continuous service, or by the Company at any time for any reason. Upon termination or retirement, the agreement provides for payments, pursuant to a formula based on his compensation for the three years prior to his termination, to Dr. Kafadar during his lifetime and, in the event of his death, his surviving spouse for up to 10 years. Dr. Kafadar will not be eligible to elect under the agreement to terminate his employment until 2010. If Dr. Kafadar had terminated his employment as of July 31, 1995, termination payments calculated in accordance with the agreement would have approximated $166,100 per year for Dr. Kafadar, or $83,100 per year for his surviving spouse.

Incentive Stock Option Plans
         On January 13, 1995, the stockholders approved an Employees' Stock Option Plan (the "Employees' Plan") and a Nonemployee Directors' Stock Option Plan (the "Directors' Plan"). These plans provide for stock options to be granted for a maximum of 600,000 shares of Common Stock under the Employees' Plan and a maximum of 50,000 shares of Common Stock under the Directors' Plan. Options may be granted to employees and nonemployee directors at prices not less than fair market value of the Company's Common Stock on the date of grant. Options granted under the Employees' Plan may be exercised at any time after the grant date and options issued under the Directors' Plan may be exercised after the first six months following the grant date. Shares may be granted from either authorized but unissued Common Stock or issued shares reacquired and held as treasury stock. As of July 31, 1995, no options had been granted under the employees plan. As of November 29, 1995, no options were granted under the Nonemployee Directors' Plan. If the 1996 Nonemployee Directors' Stock Option Plan is approved by the shareholders, the Board intends to terminate the 1995 Directors' Plan.

         The Company maintains an incentive stock option plan, for grants prior to July 28, 1994, which provides for the grant, by the Board of Directors, of options to purchase shares of the Company's Common Stock to those officers and key employees of the Company and its subsidiaries who have performed services, which in the opinion of the Board of Directors, were of special importance in the management, operation and development of the Company. Options granted are exercisable during the period commencing one year after the date of grant and ending ten years after the date of grant, except that any option granted to a recipient who owns more than 10% of the total combined voting power of the stock of the Company is exercisable only until five years after the date of grant. The exercise price of the options granted is to be equal to 100% of the fair market value of the Company's Common Stock on the date of the grant, except that the exercise price of any option granted to a recipient who owns more than 10% of the total voting power of the stock of the Company is to be equal to 110% of the fair market value of the Company's Common Stock on the date of the grant.

                 Option/Grants in Last Fiscal Year

         No options or stock appreciation rights were granted.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table sets forth information on option exercises in fiscal year 1995 by the named executive officers and the value of such officers' unexercised options at July 31, 1995.

                                                                                      Number of        Value of Unexercised
                                                                                     Unexercised           in-the-money
                                                                                     options at          options at fiscal
                                     Number of                                     fiscal year-end        year-end($)(1)
                                      Shares                                       ---------------     --------------------
                                    acquired on              Value                  Exercisable/           Exercisable/
      Name                           exercise             Realized($)               Unexercisable          Unexercisable
      ----                          -----------           -----------              ---------------     --------------------
Ahmed D. Kafadar.......                 -                      -                       13,334/ -                 63,480/ -
Charles B. Kafadar.....                 -                      -                       66,000/ -              1,486,123/ -
Paul J. Martin.........                 -                      -                        6,000/ -                 47,187/ -
Nuri Y. Olcer..........                 -                      -                        5,500/ -                 47,187/ -
Ben E. Paul............                 -                      -                        1,000/ -                      -/ -
G. Ben Huber...........                 -                      -                       10,000/ -                 75,500/ -

---------------------------------

(1) Only the value of unexercised, in-the-money options are reported. Value is calculated by (i) subtracting the total exercise price per share from the year-end market value of $30.00 per share and (ii) multiplying by the number of shares subject to the option.


                  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee (the "Committee") is pleased to present its report on executive compensation. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which fiscal year 1995 compensation determinations were made by the Committee with respect to the Chief Executive Officer and other executive officers of the Company.

Compensation Philosophy and Overall Objectives of Executive Compensation
Programs

         It is the philosophy of the Company and Committee to ensure that executive compensation be primarily linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

         o Provide a competitive total compensation package that enables the Company to attract and retain key executives.

         o     Integrate  all  pay  programs  with  the  Company's   annual  and
               long-term business objectives and strategy, and focus executive performance on the fulfillment of those objectives.

         o Provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of stockholders.

Compensation Program Components

         The Committee annually reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The particular elements of the compensation program for executive officers are as follows:

         Base Salary - Base salary levels are determined largely through comparisons with companies of similar revenue size and industry groups. Base pay levels for the executive officers are competitive within a range that the Committee considers reasonable and appropriate. Actual salaries reflect overall Company performance and contributions of the individual within a competitive salary range which is established through job evaluations and market comparisons.

         Management performance goals were met for the fiscal years ended July 31, 1993, July 31, 1994, and July 31, 1995. The Committee recommended that executive salaries be increased effective May 1, 1993, consistent with a 1993 Executive Compensation Review of five (5) published surveys of base salary and total cash compensation comparisons. The 1993 review, adjusted for period differences, and a company survey of automotive safety products and aerospace companies of similar revenue size was utilized for executive salary increases during the fiscal years 1994 and 1995. The Crystal Report of middle market-cap firms was also utilized for the fiscal year 1995 determination.

         Annual Incentive Compensation - The Company's officers, senior management personnel and all other personnel are eligible to participate in an annual incentive compensation plan with awards based primarily on the achievement of certain corporate net earnings goals and related stock price appreciation. These goals are normally considerably higher than those being attained by other companies of similar or larger revenue size within its primary industry segments. The objective of this plan is to pay competitive levels of total compensation for the attainment of financial objectives that the Committee believes are primary determinants of share price over time. Specifically, the plan intends to focus corporate and individual performance on consistent and steady earnings growth. Targeted awards and base compensation for executive officers under this plan are consistent with targeted awards of companies of similar size and complexity to the Company. Actual awards are subject to increase or decrease on the basis of the Company's earnings performance and at the discretion of the Committee.

         Stock Option Plan - The Committee believes that the best interests of stockholders will be served by providing executive officers and other key personnel who have substantial responsibility for the continued success and profitability of the Company with an opportunity to increase their ownership of Company Stock. Therefore, from time to time as recommended by the Committee, executive officers and key personnel are granted stock options in accordance with the Company's Incentive Stock Option Plan. These personnel have the right to purchase shares of Common Stock of the Company in the future, at the market value price of the stock on the date of the grant. The value of the options granted relate to personal performance and corporate goals achieved.

         Chief Executive Officer Compensation - In determining Mr. Ahmed D. Kafadar's fiscal year 1995 pay and the structure of his total compensation package, the Committee considered OEA's technical and financial performance during 1995, the magnitude and effectiveness of the Company's continued
expansion into the automotive products industry, the relationship of Mr. Kafadar's compensation with the 75th Percentile Market Consensus for Executive Compensation established in the "1993 Executive Compensation Review" commissioned by the Committee, comparisons with executives of automotive safety products and aerospace companies of similar revenue size, and the 1995 Crystal Report on the total direct compensation of CEO's in 446 middle market-cap firms.

         During fiscal year 1995, OEA had another record year and continued its successful expansion in its automotive safety products segment. In 1995, the Company increased both automotive sales and operating profit by 33%, which are derived from air bag initiators, gas generators, igniter cord and inflators. Automotive products sales increased to 70% of total sales compared to 62% in the prior year and 49% in 1993. In addition, the Company's initiator operations in France became operational and began production and delivery for the rapidly expanding air bag market in Europe. The Company also announced two (2) significant orders from Takata, Inc. and Daicel Chemical Industries, Ltd. for its new smokeless hybrid inflator, and at the beginning of fiscal year 1996 announced a major order from the Delphi Interior Lighting Systems Division of GM

Corporation. OEA's continued expansion in the automotive air bag market should provide continued growth and profitability.

         The Committee recognizes Mr. Kafadar's significant contribution to the above, however, his base salary was not increased during 1995 and only a modest increase in incentive compensation was granted pending completion of a study regarding near-term and long-term incentives.

         Summary - Based upon the 1995 Crystal Reports and its review of base salary and total cash executive compensation comparisons for companies of similar revenue and industry groups, the Committee believes that the total compensation program for certain executive personnel of the Company may not be competitive. This matter is being thoroughly reviewed at this time. The Committee also believes that the stock option program provides opportunities to participants that are consistent with the returns generated for the Company's Stockholders.

                                                 Dr. J. Robert Burnett, Chairman
                                                 John E. Banko
                                                 Howard P. Colhoun


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


                           Certain Beneficial Owners

As of November 29, 1995, the following persons, exclusive of management, were known to the Company to own beneficially more than 5% of the only class of voting securities of the Company (i.e. Common Stock, $0.10 par value):

                                                                          Amount and
      Name and Address of                                                 Nature of                        Percent
       Beneficial Owner                                             Beneficial Ownership*                  of Class*
      -------------------                                           ---------------------                  ---------

Raymond Shaheen, Esq., Trustee.........                                    1,376,616 (1)                     6.7
20 North Wacker Drive
Chicago, Illinois  60606

William Blair & Company................                                    1,231,620 (2)                     6.0
222 West Adams
Chicago, Illinois  60606

James G. Maynard.......................                                    1,131,262                         5.5
9933 Lawler Avenue, Room 344
Skokie, Illinois  60077-3774




 * This information is taken from statements filed by beneficial owners with the SEC and by reference to the transfer agent's records as of November 29, 1995.

(1) Mr. Shaheen holds record title and voting rights to such shares under the terms of four separate trusts established by Ahmed D. Kafadar in 1960 for the benefit of his children.

(2) William Blair & Company is a Registered Investment Advisor and the shares are owned on behalf of their clients. William Blair has sole investment authority over all shares and sole voting authority for 177,260 shares and no voting authority over 1,054,360 shares.

                                           MANAGEMENT

     As of November 29, 1995, the following Directors and Officers, individually, and all Directors and Officers as a group, beneficially owned shares of the only class of voting securities of the Company (i.e. Common Stock, $0.10 par value) as follows:

                                                               Amount and Nature of                Percent
         Name of Beneficial Owner                              Beneficial Ownership**              of Class**
         ------------------------                              ----------------------              ----------

Ahmed D. Kafadar........................                         2,682,265  (1) (4)                  13.1
Charles B. Kafadar......................                           143,908  (2) (4)                    -
John E. Banko...........................                            23,413                             -
Ralph A. L. Bogan, Jr...................                           118,600                             -
James R. Burnett........................                            18,000  (3)                        -
Lewis W. Watson.........................                             1,500                             -
Philip E. Johnson.......................                            12,000                             -
George S. Ansell........................                               200                             -
Howard P. Colhoun.......................                             1,000                             -
Robert J. Schultz.......................                             4,000                             -
Paul J. Martin..........................                            31,734  (4)                        -
Nuri Y. Olcer...........................                            40,556  (4)                        -
Ben E. Paul.............................                            46,475  (4)                        -
All Directors and Executive Officers
  as a group(the 13 persons named above)                         3,123,651                           15.2

---------------------------------------------

 ** This information is taken from statements filed by beneficial owners with the SEC and by reference to the transfer agent's records as of November 29, 1995. A line indicates ownership of less than 1%.
(1) Includes 11,768 shares held by Mr. Kafadar of record, 60,012 shares held in joint tenancy with his wife, 1,211,501 shares held as trustee of the Ahmed D. Kafadar Family Trust, 578,838 shares held as trustee of the Maryanna B. Kafadar Family Trust and 803,478 shares held as trustee of the Ahmed D. Kafadar Marital Trust. Does not include 38,712 shares held by his wife in her own name, of which he disclaims beneficial ownership.
(2) Includes 37,445 shares held by Dr. Kafadar of record and 37,463 shares held in joint tenancy with his wife, in which voting power is shared. Does not include 16,449 shares held by his wife in her own name or 45,684 shares held by his wife as custodian for their minor children, of which he disclaims beneficial ownership.
(3) Dr. Burnett holds these shares in a living trust with his wife, and in which voting power is shared.
(4) Includes unexercised stock options under the Company's Incentive Stock Option Plan: Mr. A. D. Kafadar, 16,668 shares; Dr. C. B. Kafadar, 69,000 shares; Mr. P. J. Martin, 4,250 shares; Dr. N. Y. Olcer, 5,900 shares; and Mr. B. E. Paul, 3,000 shares.

                                     PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in cumulative total stockholder return on the Company's Common Stock during the five years ended July 31, 1995, with the cumulative total return on the S&P 500 Index, the S&P Aerospace/Defense Index, and the S&P Automobiles Index. The comparison assumes $100 was invested on July 31, 1990, in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, if any.














































                                                                        Data Points


                                                        1990       1991       1992       1993       1994       1995
                                                        ----       ----       ----       ----       ----       ----

o   OEA, Inc......................                       100        127        215        234        278        279
+   S&P 500.......................                       100        113        127        138        145        183
*   S&P Aerospace/Defense.........                       100        105        107        136        155        232
~   S&P Automobiles...............                       100         90        114        147        167        163

                             MEETINGS

     The Board has appointed standing Audit, Compensation, Corporate Responsibility and Board Committees. Members of the Audit Committee are Mr. Watson, Chairman, Mr. Bogan and Mr. Banko. The Audit Committee's functions are to investigate and review accounting and audit procedures of the Company and to report its findings and recommendations to the Board for action. Dr. Burnett as Chairman, Mr. Colhoun and Mr. Banko comprise the Compensation Committee. Its functions are to review officers' and certain key employees' compensation and to make recommendations to the Board of Directors in connection therewith. Members of the Corporate Responsibility Committee are Dr. Ansell, Chairman, Mr. Johnson and Mr. Schultz. The Corporate Responsibility Committee's functions are to promulgate and reaffirm ethical standards for the Company and to ensure that safety and environmental policies established are in effect. Members of the Board Committee are Dr. Burnett, Chairman, Dr. Ansell, Mr. Schultz and
Dr. Kafadar. The Board Committee's functions are to advise the Board on various matters relating to, but not limited to, the search and employment of senior OEA personnel and directors and term limits for directors. During fiscal year 1995 the Board held four meetings, the Audit Committee held two meetings, the Compensation Committee held three meetings, the Corporate Responsibility Committee held three meetings, and the Board Committee held two meetings.

                    PROPOSALS FOR THE NEXT ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals must be received at the corporate offices of the Company, 34501 East Quincy Avenue (if by mail, addressed to P. O. Box 100488), Denver, Colorado 80250, no later than August 9, 1996, for inclusion in the proxy statement for the next annual meeting of stockholders.

                                AUDITORS

     Ernst & Young LLP, who have been auditors for the Company and its subsidiaries since fiscal year 1991, have been selected by the Board of Directors as auditors for the Company and its subsidiaries for the fiscal year ending July 31, 1996.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders. They shall be given the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OEA, INC.

               PROXY SOLICITED BY THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                  FRIDAY, JANUARY 12, 1996 AT 2:00 P.M.



The undersigned hereby constitutes and appoints AHMED D. KAFADAR, CHARLES B. KAFADAR and PAUL J. MARTIN, and each of them, his true and lawful agents and proxies with full power of substitutions in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of OEA, INC. to be held in the Management Briefing Center of First Interstate Bank of Denver, 17th & California Streets, Denver, Colorado, on Friday, January 12, 1996 at 2:00 p.m., and at any adjournments thereof, on all matters coming before said meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR APPROVAL OF THE NONEMPLOYEE DIRECTOR'S STOCK OPTION PLAN, AND IN THE DISCRETION OF THE PERSONS NAMED, UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


                           (Continued and to be signed on the other side.)


MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW


1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

     FOR all                                          WITHHOLD
 nominees listed                                     AUTHORITY


Nominees: Ahmed D. Kafadar, Charles B. Kafadar, Ralph A. L. Bogan, Jr., James R. Burnett, Lewis W. Watson, Philip E. Johnson, George S. Ansell, Robert J. Schultz, and Erwin H. Billig

To withhold authority to vote for any nominee(s), write such nominee(s), name(s) below.



2. Adoption of proposed Nonemployee Directors'
   Stock Option Plan

   FOR     AGAINST         ABSTAIN

Please sign exactly as your name appears hereon. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated


                                                    SIGNATURE(S)


Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.